                                                                   Exhibit 99.1

[LOGO]                The MONY Group Inc.      News Release
THE MONY GROUP        1740 Broadway            MEDIA CONTACTS:
                      New York, NY 10019       Doug Myers 212 708 2472
                      212 708 2472             Christopher Breslin 212 708 2435
                      212 708 2399 Fax         INVESTOR CONTACT:
                                               Jay Davis 212 708 2917

           The MONY Group Reports Operating Income of $0.25 Per Share
             Excluding Venture Capital Results and One-Time Charges

NEW YORK (August 6, 2002) - The MONY Group Inc. (NYSE: MNY) today reported operating income for the quarter ended June 30, 2002 of $12 million or $0.25 per share before a venture capital loss and one-time charges. After the venture capital loss of $3 million or $0.06 per share and interest and litigation fees related to a dispute on the sale of real estate in 1999/1/ of $4.5 million or $0.10 per share, operating income was $4.5 million or $0.09 per share/2/.

The company had a net loss for the quarter of $11 million or $0.23 per share after net realized losses on investments of $15.5 million or $0.32 per share. Net realized losses on investments include $4.4 million or $0.09 per share related to the real estate litigation described above and $13.4 million or $0.28 per share related primarily to bond impairments.

"While the level of our earnings was impacted by the volatile equity markets, sales across many of our businesses increased," said Michael I. Roth, chairman and CEO, The MONY Group Inc. "We also had positive flows in mutual funds and annuities, career agency productivity continues to be strong, operating efficiencies continue to improve and we are aggressively managing expenses."


/1/ As per a court decision, the company was required to pay a former joint venture partner some of the proceeds distributed to the company from the sale of the joint venture's real estate holding in 1999. MONY intends to appeal this decision. The total loss recognized from this decision was $8.9 million or $0.19 per share - $4.5 million or $0.10 per share is recorded in operating earnings and $4.4 million or $0.09 per share is recorded in net realized losses on investment.
/2/ Per share amounts for operating income and the one-time charge for interest and litigation fees are different due to rounding.

"The need for financial advisors who help customers plan for the long-term is more evident than ever as the equity markets continue to fluctuate," added Mr. Roth. "This is exactly what we offer at MONY through our broad distribution channels, diverse product and service mix, focus on quality and integrity, and 160-year history."

Second Quarter 2001

For the second quarter of 2001, the company reported operating income of $17.6 million or $0.35 per share before venture capital results. After a $4.1 million or $0.08 per share after tax gain from the company's venture capital portfolio, operating income was $21.7 million or $0.43 per share. Net income was $22.3 million or $0.44 per share during the second quarter of 2001 after realized gains from investments of $600,000 or $0.01 per share.

First-Half Results

Operating income for the six months ended June 30, 2002 was $23.9 million or $0.48 per share before venture capital results and one-time charges. After a venture capital gain of $200,000 or $0.01 per share and $4.5 million or $0.09 per share in fees and interest related to litigation, operating income was $19.6 million or $0.40 per share. The company reported net income of $3.3 million or $0.07 per share for the first six months of 2002 after realized losses on investments of $16.3 million or $0.33 per share.

Operating income for the six months ended June 30, 2001 was $32.4 million or $0.64 per share before venture capital results. After a $1 million or $0.02 per share after tax gain from the company's venture capital portfolio, operating income was $33.4 million or $0.66 per share for the period. Net income was $35.6 million or $0.70 per share for the first six months of 2001 after $2.2 million or $0.04 per share in net realized investment gains for the period.

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

An earnings summary is as follows:
($ million except share data and per share amount)


                                     Three Months           Three Months          Six Months         Six Months
                                    Ended June 30,         Ended June 30,       Ended June 30,     Ended June 30,
                                        2002                   2001                 2002               2001
Operating Income Excluding
Venture Capital and
Litigation Related Charges              $ 12.0                  $17.6                $23.9              $32.4
Venture Capital Income
(losses)                                  (3.0)                   4.1                  0.2                1.0
Litigation Related Charges                (4.5)                     -                 (4.5)                 -
                                          ----                      -                 ----                  -
Operating Income                           4.5                   21.7                 19.6               33.4
                                           ===                   ====                 ====               ====
Realized (Losses)/Gains from
Investments                               15.5                    0.6                (16.3)               2.2
Net (Loss) Income                       $(11.0)                 $22.3                $ 3.3              $35.6
                                        ======                  =====                =====              =====

Per Share Amounts
Operating Income Before
Venture Capital and Litigation
Related Charges                         $ 0.25                  $0.35                $0.48              $0.64
Venture Capital Income
(losses)                                 (0.06)                  0.08                 0.01               0.02
Litigation Related Charges               (0.10)                     -                (0.09)                 -
                                         -----                      -                -----                  -
Operating Income                          0.09                   0.43                 0.40               0.66
                                          ----                   ====                 ====               ====
Realized (Losses)/Gains from
Investments                              (0.32)                  0.01                (0.33)              0.04
                                                                 ----
Net (Loss) Income                       $(0.23)                 $0.44                $0.07              $0.70
                                        ======                  =====                =====              =====

Share Data (see Note 1):
Weighted-average Shares
Outstanding                         47,994,628             49,363,512           48,003,420         49,044,496
                                    ==========             ==========           ==========         ==========
Plus: Incremental Shares
from Assumed Conversion of
Dilutive Securities                          -              1,549,587            1,667,333          1,580,133
                                             =              =========            =========          =========
Weighted-average Shares
Used in Per-Share
Calculations                        47,994,628             50,913,099           49,670,753         50,624,629
                                    ==========             ==========           ==========         ==========

Note 1: 1,597,371 incremental shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the three-month period ended June 30, 2002 because their inclusion would be anti-dilutive.

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

Highlights include:


.. The per-person productivity of MONY Life's career agency financial professionals increased by almost 30 percent year-to-date. This productivity increase follows the company's reorganization and reflects the improvements made to this streamlined distribution channel.

.. Synergies between Advest and MONY member companies continued to broaden.
  During the first six months of the year, MONY career financial professionals opened 244 client wrap accounts offered through Advest, representing
  $36 million in assets. In addition, Advest sold $17 million in Enterprise mutual funds over the first half of the year.

.. Enterprise Capital Management, Inc. entered into an agreement with the state of Texas to manage, distribute and market the state's 529 college savings plan. This plan will be available nationwide late in the third quarter of 2002.

.. The Annuities Division of MONY Life Insurance Company introduced a fixed annuity product late in the second quarter. This new product follows the introduction of a new variable annuity in early 2002 that resulted in a 30 percent increase in variable annuity sales.

.. The Life Insurance Division of MONY Life Insurance Company opened a new underwriting operation that focuses on the unique needs of brokerage general agents and their customers as part of the business's efforts to compete in the brokerage marketplace.

.. Boston Advisors, Inc., a wholly owned subsidiary of The Advest Group, Inc., closed its acquisition of substantially all of the assets of Babson-United Investment Advisors, Inc., a registered investment advisory firm and subsidiary of Babson-United. Boston Advisors now has 20 investment professionals and approximately $3.5 billion in assets under management. The addition of Babson-United allows Boston Advisors to grow its fee-based business and gain greater critical mass.


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

.. As of June 30, 2002, book value was $40.93 per share (excluding accumulated comprehensive income).

.. The company continued its stock repurchase program through the purchase of 218,000 shares during the quarter. The company has repurchased 1.6 million of the 2.5 million shares available in the company's second stock repurchase program that was introduced in 2001. The average purchase price was $34.

Business Segments

Protection Segment

Through its protection segment, The MONY Group sells a wide range of life insurance products (including whole life, term, universal, variable universal, survivorship universal, last survivor variable universal, and group universal life) to higher-income individuals, particularly small business owners, family builders and pre-retirees as well as corporations through its U.S. Financial Life Insurance Company (USFL) and MONY Life Insurance Company subsidiaries.

Total new annualized and single life insurance premiums increased to $61 million during the second quarter of 2002 from $48 million during the second quarter of 2001. Sales increased to $110 million for the first half of 2002 from $97 million during the first half of 2001.

USFL sales increased quarter over quarter due to greater market penetration. Sales were $15 million for the second quarter of 2002. Eighty-two percent of USFL sales were in recurring premium resulting in higher income for the company. For the comparable 2001 period, sales were $13 million.

Sales of corporate-owned life insurance (COLI) and bank-owned life insurance
(BOLI) increased to $28 million during the second quarter of 2002 from $13 million during the second quarter of 2001. The increase in sales was due to strong BOLI sales as well as the introduction of a cash enhancement rider and pent up demand, both from the fourth quarter of 2001.

New life insurance premiums (first-year and single premiums) sold through the career agency system were $18 million compared with $21 million in 2001. While sales declined slightly, per person productivity continues to increase.

Accumulation Segment

The MONY Group manufactures and distributes annuities and mutual funds through its career agency system, member companies and third-party broker-dealers.

New accumulation assets raised in the 2002 second quarter were $467 million compared with $458 million in the second quarter of 2001. Higher annuity sales through the career system and higher mutual fund sales through broker-dealers led to this increase.

Accumulation assets under management were $8.2 billion as of June 30, 2002 compared with $9.1 billion as of March 31, 2002 and $9 billion on December 31, 2001. Assets under management were affected by the decline in the equity markets, particularly during the month of June. While assets under management were lower, the company experienced net inflows of $35 million in its annuity and mutual fund products.

Variable annuity sales through the career system increased to $132 million in the second quarter of 2002 from $102 million during the second quarter of 2001 as a result of strong demand for the company's new variable annuity product introduced in January.

The Enterprise Group of Funds had second quarter sales of $335 million compared with $356 million during the second quarter of 2001. Higher mutual funds sales through third-party broker-dealers was offset by lower sales through the career system.

Enterprise mutual funds sold through third-party broker-dealers were $270 million compared with $256 million during the comparable period. Enterprise funds sold through The MONY Group career system were $65 million compared with $100 million during the comparable period.

Retail Brokerage & Investment Banking

The Retail Brokerage and Investment Banking segment includes securities brokerage, trading, investment banking, trust and asset management services to high-net worth individuals and small to mid-size business owner clients through MONY's Advest, Matrix Capital Markets Group and MONY Securities Corp. subsidiaries.

The Retail Brokerage and Investment Banking segment had revenues of $91 million during the second quarter of 2002 compared with $83 million during the comparable quarter.

Advest revenues increased to $79 million in the second quarter of 2002 from $71 million in the second quarter of 2001.

For the quarter ended June 30, 2002, MONY Securities Corp., a registered securities broker-dealer for MONY's career agency system, had revenues of $12 million - identical to the amount of revenues in the second quarter of 2001.

Business Focus

"Our sales level over the quarter underscores the long-term vitality of this organization," added Mr. Roth. "Throughout the rest of the year, we expect our businesses to build off of the levels seen in the second quarter. However, earnings on our fee-based and retail brokerage businesses will be adversely affected if the equity markets remain at their current levels."

Forward Looking Statements

This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements relating to MONY's expected results for 2002. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations, including those described under the heading "Forward Looking Statements" in MONY's annual report on Form 10-K for the fiscal year ended December 31, 2001 and in the company's other filings with the Securities and Exchange Commission. Among other things, movements in the equity markets could affect investment results, the fees earned from assets under management and the demand for variable products and could result in significant write-offs of intangible assets; and actual death claims experience could differ from our mortality assumptions. The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

About The MONY Group Inc.

The MONY Group Inc. (NYSE: MNY), with $60 billion in assets under management and administration, is a financial services firm that manages a portfolio of member companies. These companies include MONY Life Insurance Company, The Advest Group, Inc., Enterprise Capital Management, Matrix Capital Markets Group, Inc., Lebenthal & Co., and U.S. Financial Life Insurance Company. These companies manufacture and distribute protection, asset accumulation and retail brokerage products and services to individuals, corporations and institutions through advisory and wholesale distribution channels. Additional company information is available at www.mony.com.

Note: The MONY Group Inc. will host a conference call to discuss 2Q 2002 financial results at 9:00 am on Tuesday, August 6, 2002. The call can be heard via the Investor Relations link at www.mony.com.

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

                       SUPPLEMENTAL FINANCIAL INFORMATION

To assist interested parties in analyzing the Company's consolidated financial results attached is the following supplemental information:

Exhibit I presents certain summary consolidated income statement data of The MONY Group for the three-month and six-month periods ended June 30, 2002 and 2001.


Exhibit II presents certain summary consolidated balance sheet data as of June 30, 2002.


Exhibit III presents information regarding new business generated by the Company for the three-month and six-month periods ended June 30, 2002 and 2001.

Exhibit I
                      THE MONY GROUP INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENT


($ in millions, except share data and per share amounts)                  Three Months Ended             Six Months Ended
                                                                               June 30,                      June 30,
                                                                         2002            2001           2002           2001
Revenues:
Premiums                                                                  169.9          173.4          334.3         338.5
Universal life and investment-type product policy fees                     52.5           52.3          101.5         102.0
Net investment income                                                     181.9          189.5          371.6         373.2
Net realized (losses)/gains on investments                                (25.5)           3.0          (27.9)          5.5
Group Pension Profits                                                       7.5            9.3           15.2          19.2
Retail brokerage and investment banking                                    97.6           99.8          188.4         170.9
Other income                                                               29.3           41.7           67.5          72.0
                                                                   ------------   ------------   ------------  ------------
                                                                          513.2          569.0        1,050.6       1,081.3
Benefits and Expenses:
Benefits to policyholders                                                 199.5          194.5          390.2         392.2
Interest credited to policyholders' account balances                       27.9           27.0           55.8          55.3
Amortization of deferred policy acquisition costs                          38.0           28.3           70.8          65.5
Dividends to policyholders                                                 56.8           60.6          118.3         115.2
Other operating costs and expenses                                        207.1          226.8          410.5         401.0
                                                                   ------------   ------------   ------------  ------------
                                                                          529.3          537.2        1,045.6       1,029.2

(Loss)/Income before taxes                                                (16.1)          31.8            5.0          52.1
Income tax (benefit)/expense                                               (5.1)           9.5            1.7          16.5
                                                                   ------------   ------------   ------------  ------------
Net Income                                                                (11.0)          22.3            3.3          35.6


Operating Income:
Net (loss) income                                                 $       (11.0) $        22.3  $         3.3 $        35.6
  Net realized losses/(gains) from investments (after tax)                 15.5           (0.6)          16.3          (2.2)
                                                                   ------------   ------------   ------------  ------------
    Operating income:                                                       4.5           21.7           19.6          33.4
  Litigation related charges                                                4.5              -            4.5             -
  Venture capital (income)/loss                                             3.0           (4.1)          (0.2)         (1.0)
                                                                   ------------   ------------   ------------  ------------
    Operating Income excluding Venture Capital and
Litigation Related Charges                                        $        12.0  $        17.6  $        23.9 $        32.4
                                                                   ============   ============   ============  ============

Diluted Per Share Amounts:
Net (Loss) Income                                                 $       (0.23) $        0.44  $        0.07 $        0.70
Operating Income                                                  $        0.09  $        0.43  $        0.40 $        0.66
Operating Income (excluding venture capital & litigation charges) $        0.25  $        0.35  $        0.48 $        0.64

Share Data: (see Note 1):
Weighted-average Shares Outstanding                                  47,994,628     49,363,512     48,003,420    49,044,496
Plus: Incremental Shares from Assumed Conversion of Diluted
 Securities                                                                          1,549,587      1,667,333     1,580,133
                                                                   ------------   ------------   ------------  ------------
Weighted-average Shares in Diluted Per Share Calculations            47,994,628     50,913,099     49,670,753    50,624,629
                                                                   ============   ============   ============  ============

Note 1: 1,597,371 incremental shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the three-month period ended June 30, 2002 because their inclusion would be anti-dilutive.


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

Exhibit II

                    SUMMARY CONSOLIDATED BALANCE SHEET DATA
                   ($ in millions, except per share amounts)

                                                               As of June 30,
                                                                     2002
Assets:
Invested assets (including cash and cash equivalents)          $    12,315.2
Assets transferred in the Group Pension Transaction                  4,581.4
Separate account assets                                              4,672.4
Other assets                                                         2,930.9
                                                                ------------
   Total assets                                                $    24,499.9
                                                                ============
Liabilities:
Policyholders' liabilities                                     $    10,612.7
Liabilities transferred in the Group Pension Transaction             4,502.8
Separate account liabilities                                         4,669.5
Short-term debt                                                          7.0
Long-term debt                                                         871.6
Other liabilities                                                    1,741.1
                                                                ------------
   Total liabilities                                                22,404.7
                                                                ------------
Shareholders' equity:
Equity                                                               2,011.2
Accumulated comprehensive income                                        84.0
                                                                ------------
   Total shareholders' equity                                        2,095.2

                                                                ------------
   Total liabilities and shareholders' equity                  $    24,499.9
                                                                ============
Per share amounts:

Diluted book value per share                                   $       42.64
                                                                ============
Diluted book value per share (Ex. Accumulated                  $       40.93
Comprehensive Income)                                           ============

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

Exhibit III

                              SEGMENT INFORMATION

The following chart presents MONY's protection and accumulation sales for the quarter as well as revenue generated from the company's retail brokerage and investment banking segment.

                               Three-      Three-      Six-       Six-
                               Month       Month      Month      Month
                              Period      Period     Period     Period
                               Ended       Ended      Ended      Ended
                              6/30/02     6/30/01    6/30/02    6/30/01

New Business ($ millions)

Protection Products

Career Agency System            $18.4       $21.2      $34.0      $38.3

U.S. Financial Life              14.8        12.7       26.9       22.5
Insurance Company

Complementary                    28.1        13.9       49.1       36.3
Distribution*                    ----        ----       ----       ----

Total New Life Insurance        $61.3       $47.8     $110.0      $97.1
Premiums                        =====       =====     ======      =====

Accumulation Products

Career Agency System -           $132        $102       $232       $174
Variable Annuities

Career Agency System -             65         100        139        216
Mutual Funds

Third Party Distribution -        270         256        540        505
Mutual Funds                      ---         ---        ---        ---

Total Accumulation               $467        $458       $911       $895
                                 ----        ----       ----       ----
Revenues excluding
interest ($ millions)

Retail Brokerage &
Investment Banking

Advest                       ***$78.9       $70.7  ***$152.2   **$143.6

MONY Securities Corp.            11.8        12.1       22.6       23.1

Matrix Capital Markets            0.5         0.2        0.8        1.9
                                  ---         ---        ---        ---
Total Revenue                   $91.2       $83.0     $175.6     $168.6
                                =====       =====     ======     ======

* primarily corporate-owned and bank-owned life insurance
** Advest was acquired February 1, 2001. This amount is proforma to include January 2001.
*** Lebenthal, acquired by Advest in late 2001, accounts for $4.6 million and $10 million of revenue in the second quarter and first half of 2002 respectively.

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